SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 5, 2004

TEAMSTAFF, INC.

(Exact name of Registrant as specified in charter)

New Jersey	0-18492	22-1899798
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
300 Atrium Drive, Somerset, N.J.		08873
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code (732) 748-1700

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions

   Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into Material Definitive Agreement

Item 3.02 Unregistered Sales of Equity Securities.

Closing of Offering; Securities Purchase Agreement.

TeamStaff, Inc. has entered into Securities Purchase Agreements as of November 5, 2004 with several institutional investors for the private sale under Section 4(2) of the Securities Act of 1933 and/or Regulation D of securities for an aggregate purchase price of $4,305,600. The offering consisted of the sale of 2,392,000 shares of Common Stock and 598,000 common stock warrants. The warrants have a three year exercise term and an exercise price of $2.50 per share. The investors in the transaction will receive one three-year warrant to purchase an additional share of common stock at a price of $2.50 per share for every four shares of common stock purchased in the transaction.

Closing of the offering occurred on Wednesday, November 10, 2004. TeamStaff received net proceeds of approximately $4,000,000 after payment of commissions and related offering expenses. SunTrust Robinson Humphrey Capital Markets and Maxim Group LLC served as selling agents on TeamStaff's behalf and received combined commissions of 6.5% of the gross proceeds. The net proceeds will be used principally to fund the Company's internal growth initiatives and to execute on its strategy of completing complementary acquisitions in the temporary medical staffing industry

The private placement is being made only to accredited investors in a transaction exempt from the registration requirements of the Securities Act. The shares of common stock and warrants being issued are restricted securities and have not been registered under the Securities Act, or any state securities laws, and unless so registered, may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws.

A copy of the press release dated November 8, 2004 is attached to this Report on Form 8-K as Exhibit 99.1

Item 7.01. Regulation FD.

TeamStaff announced in its press release dated November 8, 2004 certain financial guidance related to its 4th quarter ended September 30, 2004 and for the Fiscal Year ending September 30, 2005. A copy of the press release dated November 8, 2004 is attached to this Report on Form 8-K as Exhibit 99.1 and is incorporated herein by reference.

Item 8.01 Other Events.

On Friday, November 5, 2004, TeamStaff's medical staffing subsidiary, TeamStaff Rx, entered into a definitive agreement to acquire the medical staffing business of Nursing Innovations, Inc., a Memphis, Tennessee-based provider of travel and per diem nurses. The terms of the agreement provide for TeamStaff Rx to acquire certain assets and goodwill from Nursing Innovations and its primary shareholder. The combined purchase price is approximately $1.8 million, of which $180,000 will be held in an escrow account for a period of one year to provide security for the sellers' indemnification obligations. In addition, there are certain deferred purchase price provisions which may increase the total purchase price based upon on the performance of the former Nursing Innovations business during the two years following closing of the transaction. Closing of the transaction, which is expected to occur by mid-November, is conditioned upon satisfaction of customary closing conditions, including the receipt of client consents to assignment of their Nursing Innovations service agreements and closing of the private placement transaction.

Item 9.01 Financial Statements and Exhibits

(a) Financial Statements of Businesses Acquired.

None.

(b) Pro Forma Financial Information

None

(c) Exhibits

10.1	Form of Securities Purchase Agreement dated as of November 5, 2004 including Form of Warrant.

99.1	Press Release dated November 8, 2004

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 10, 2004

TEAMSTAFF, INC. (Registrant)
By: /s/ Edmund C. Kenealy

Edmund C. Kenealy, Vice President, General Counsel and Secretary